Exhibit 99.1

Release No. 1204-02
Dec. 1, 2004                      FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS SEPTEMBER 2004 SEGMENT DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing segment information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,100 financial advisors serving 1.3 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $128 billion, of which approximately $23 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2003 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.
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Release No. 1204-02                    RAYMOND JAMES FINANCIAL, INC.

Raymond James Financial, Inc.
Consolidated Business Segments
Year-to-Date as of September 24, 2004

	REVENUES
			Year-to-Year change
	Sept 2004	Sept 2003	$	%
Private Client Group	$ 1,223,458	$ 994,815	$ 228,643	22.98%
Percent	66.86%	66.43%

Capital Markets	400,787	330,966	$ 69,821	21.10%
Percent	21.90%	22.10%

Asset Management	148,160	123,647	$ 24,513	19.82%
Percent	8.10%	8.26%

RJ Bank	28,104	28,699	$ (595)	-2.07%
Percent	1.54%	1.92%

Other	29,267	19,444	$ 9,823	50.52%
Percent	1.60%	1.30%

Total	$ 1,829,776	$ 1,497,571	$ (332,205)	22.18%

	PRE-TAX INCOME
			Year-to-Year change
	Sept 2004	Sept 2003	$	%
Private Client Group	$ 109,743	$ 73,440	$ 36,303	49.43%
Percent	53.76%	53.11%

Capital Markets	57,910	37,532	$ 20,378	54.30%
Percent	28.37%	27.14%

Asset Management	27,875	18,730	$ 9,145	48.83%
Percent	13.66%	13.55%

RJ Bank	8,824	10,182	$ (1,358)	-13.34%
Percent	4.32%	7.36%

Other	(231)	(1,609)	$ 1,378	85.64%
Percent	-1.11%	-1.16%

Total Operating	$ 204,121	$ 138,275	$ 65,846	47.62%

For more information, please contact Tracey Bustamante at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.